EXHIBIT 3.4

FIRST AMENDMENT TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBD MEDIA HOLDINGS LLC

This FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF CBD MEDIA HOLDINGS LLC (this “Amendment”), entered into as of June 12, 2003, amends the Limited Liability Company Agreement of CBD Media Holdings LLC, dated as of March 7, 2002, by and among the Members (the “Original Agreement”), upon a Majority Vote of the Voting Members and pursuant to Section 10.01 of the Original Agreement. Unless otherwise defined herein, all defined terms appearing in this Amendment shall have the meaning ascribed to them in the Original Agreement.

This Amendment is intended to effectuate the original business agreement of the parties.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, the Members agree as follows:

1. Addition of Section 3.03. Section 3.03 is hereby added to the Original Agreement as set forth below:

3.03 Contribution for Officers’ Compensation

Any compensation paid by a Member to any of the Officers, employees and agents of the Company and/or any other Persons performing services on behalf of the Company (including any Member, acting on behalf of the Company in any capacity other than as a Member) in connection with the performance of services for the company is deemed to be a contribution to the capital of the Company by such Member. In no case shall a contribution to the capital of the Company, under this Section 3.03 entitle a Member to any Units of the Company, nor shall it entitle any Member to any additional distributions under Article V of this Agreement, nor shall it entitle any Member to any additional allocation of profits and losses under Article IV of this Agreement, except as specifically provided in Section 4.03.

2. Amendment of Section 4.02. Section 4.02 is hereby deleted in its entirety and replaced with the new Section 4.02 set forth below:

4.02 Net Profits

Net Profits of the Company for each fiscal year (or part thereof) shall be allocated to the Members at the end of such fiscal year (or part thereof in the following order of priority:

(a) First Tier Profits. First, to the members in proportion to, and to the extent of, the excess, if any, of (i) any Net Losses previously allocated to the Members pursuant to Sections 4.01(b) through 4.01(c) for the current and all prior fiscal years of the Company (such Net Profits to be allocated in the reverse order in which such Net Losses were allocated pursuant to Sections 4.01(b) through 4.01(c) for the current and all prior fiscal years of the Company), less (ii) any Net

Profits previously allocated to the Members pursuant to this Section 4.02(a) for the current and all prior fiscal years of the Company;

(b) Second Tier Profits. Second, any remaining Net Profits shall be allocated to the Class C Members, in proportion to the amount by which the accrued Preferred Allocation of each such Class C Member exceeds the difference between (i) the Net Profits previously allocated to such Class C Member pursuant to this Section 4.02(b) for all fiscal periods since the inception of the Company, and (ii) the Net Losses previously allocated to such Class C Member pursuant to Section 4.01(a) for all fiscal periods since the inception of the Company (that are attributable to this Section 4.02(b)), until the Net Profits currently allocated pursuant to this Section 4.02(b) are equal to the aggregate amount of such excess for all Class C Members;

(c) Third Tier Profits. Third, with respect to any remaining Net Profits,

(i) a percentage of such remaining Net Profits equal to the Class C Percentage shall be allocated to the Class C Members in proportion to their respective Class C Unit Pro Rata Shares, until the Net Profits currently allocated to the Class C Members pursuant to this Section 4.02(c)(i) are equal to the current allocations to the Class A Members under Section 4.02(c)(ii) below, multiplied by a fraction the numerator of which is the Class C Percentage and the denominator of which is the Class A Percentage; and

(ii) a percentage of such remaining Net Profits equal to the Class A Percentage shall be allocated to the Class A Members in proportion to the amount by which the accrued Preferred Dividends of each such Class A Member for all fiscal periods since the inception of the Company exceeds the difference between

(A) the Net Profits previously allocated to such Class A Member pursuant to this Section 4.02(c) for all fiscal periods since the inception of the Company and

(B) the Net Losses previously allocated to such Class A Member pursuant to Section 4.01(a) for all fiscal periods since the inception of the Company (that are attributable to this Section 4.02(c)),

until the Net Profits currently allocated to the Class A Members pursuant to this Section 4.02(c)(ii) are equal to the aggregate amount of such excess for all Class A Members; and

(d) Fourth Tier Profits. Thereafter, any remaining Net Profits shall be allocated to the Members as follows:

(i) a percentage of such remaining Net Profits equal to the Class C Percentage shall be allocated to the Class C

Members in proportion to their respective Class C Unit Pro Rata Shares;

(ii) a percentage of such remaining Net Profits equal to ten percent (10%) of the Class A Percentage shall be allocated to the Class A Members in proportion to their respective Class A Unit Pro Rata Shares; and

(iii) a percentage of such remaining Net Profits equal to ninety percent (90%) of the Class A Percentage shall be allocated to the Class B Members in proportion to their respective Class B Unit Pro Rata Shares.

3. Amendment of Section 4.03. Section 4.03 is hereby deleted in its entirety and replaced with the new Section 4.03 set forth below:

4.03 Special Allocations

Any deduction resulting from amounts paid to or on behalf of Officers, employees and agents of the Company under Section 3.03 of this Agreement shall be allocated to the exclusive benefit of the Member paying such amounts or bearing the cost of such amounts (including by way of a contribution to capital of the Company or by way of a reduction of an amount that would otherwise be distributed to such Member). Notwithstanding any other provision of this Agreement, no Net Losses or item of expense, loss or deduction shall be allocated to any Member to the extent such an allocation would cause or increase a deficit balance standing in such Member’s Adjusted Capital Account and any such Net Losses shall instead be allocated to the Members in proportion to their respective “interests” in the Company as determined in accordance with Treasury Regulation Section 1.704-1(b). In addition, items of income and gain shall be specially allocated to the Members in accordance with and to the extent required by the qualified income offset provisions set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(d). Notwithstanding any other provision in this Article IV, (i) any and all “partnership nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)(1)) of the Company for any fiscal year or other period shall be allocated to the Members in proportion to their respective Percentage Interests; (ii) any and all “partner nonrecourse deductions” (as such term is defined in Treasury Regulation Section 1.704-2(i)(2)) attributable to any “partner nonrecourse debt” (as such term is defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to the Member that bears the “economic risk of loss” (as determined under Treasury Regulation Section 1.752-2) for such “partner nonrecourse debt” in accordance with Treasury Regulation Section 1.704-2(i)(1); (iii) each Member shall be specially allocated items of Company income and gain in accordance with the partnership minimum gain chargeback requirements set forth in Treasury Regulation Sections 1.704-2(f) and 1.704-2(g); and (iv) each Member with a share of the minimum gain attributable to any “partner nonrecourse debt” shall be specially allocated items of Company income and gain in accordance with the partner minimum gain chargeback requirements of Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(i)(5). For purposes of determining the Members’ respective shares of the Company’s “excess nonrecourse liabilities” pursuant to Code Section 752 and Treasury Regulation Section 1.752-3(a)(3), each Member’s interests in Company profits shall be deemed to equal such Member’s Percentage Interest.

4. Amendment of Section 5.01. Section 5.01 is hereby deleted in its entirety and replaced with the new Section 5.01 set forth below:

5.01 Cash Flow

Subject to Sections 5.03 and 8.02, Cash Flow of the Company shall be distributed to the Members in the following order of priority:

(a) Preferred Dividends. First, (i) a percentage of such Cash Flow equal to the Class C Percentage shall be distributed to the Class C Members in proportion to their respective Pro Rata Shares, and (ii) a percentage of such Cash Flow equal to the Class A Percentage shall be distributed to the Class A Members in proportion to their respective accrued and unpaid Preferred Dividends, if any, until the distributions currently made (A) to the Class A Members pursuant to this Section 5.01(a) are equal to their respective accrued and unpaid Preferred Dividends, and (B) to the Class C Members are equal to the current distributions made to the Class A Members under clause (A) above multiplied by a fraction the numerator of which is the Class C Percentage and the denominator of which is the Class A Percentage;

(b) Class A Equity Contribution Accounts. Second, to the Class A Members in accordance with their respective Class A Pro Rata Shares, until each Class A Member’s Class A Unit Equity Contribution Account equals zero;

(c) Class B Equity Contribution Accounts. Third, to the Class B Members in accordance with their respective Class B Pro Rata Shares, until each Class B Member’s Class B Unit Equity Contribution Account equals zero; and

(d) Percentage Interests. Thereafter, any remaining Cash Flow shall be distributed to the Members as follows:

(i) a percentage of such remaining Cash Flow equal to the Class C Percentage shall be distributed to the Class C Members in proportion to their respective Class C Unit Pro Rata Shares;

(ii) a percentage of such remaining Cash Flow equal to ten percent (10%) of the Class A Percentage shall be distributed to the Class A Members in proportion to their respective Class A Unit Pro Rata Shares; and

(iii) a percentage of such remaining Cash Flow equal to ninety percent (90%) of the Class A Percentage shall be distributed to the Class B Members in proportion to their respective Class B Unit Pro Rata Shares.

5. Amendment to Section 11.31. Section 11.31 is hereby deleted in its entirety and replaced with the new Section 11.31 set forth below:

11.31 Equity Contribution Account

The term “Equity Contribution Account” means, with respect to each Class of Units held by each Member only and at any time, the aggregate amount contributed by such Member to the capital of the Company pursuant to Section 3.01 with respect to such Member’s Units of such Class at or before such time, reduced by any Cash Flow distributed to such Member pursuant to Section 5.01(b) or 5.01(c) before such time to the extent attributable to such Member’s Units of such Class.

6. Amendment to Section 11.47. Section 11.47 is hereby deleted in its entirety and replaced with the new Section 11.47 set forth below:

11.47 Pro Rata Share

The term “Pro Rata Share” means, with respect to a Member’s interest in a Class, the percentage found by dividing (i) the Member’s Percentage Interest attributable to the Member’s Units of such Class by (ii) the aggregate of all Members’ Percentage Interests attributable to Units of such Class.

7. Addition of Section 11.59. Section 11.59 is hereby added to the Original Agreement as set forth below:

11.59 Class

The term “Class” means, with respect to Units, each of the Class A Units, the Class B Units and the Class C Units.

8. Continuing Effect of Agreement. Except as specifically amended hereby, all of the terms and conditions of the Original Agreement shall remain unmodified and in full force and effect.

9. Reference. After the date of this Amendment, any reference to the Original Agreement shall mean the Original Agreement as amended by this Amendment.

CBD INVESTOR, INC., a Delaware corporation

By:	/s/ Ben Coughlin

Name:	Ben Coughlin

Its:	Secretary

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